Exhibit 10.1

ACQUISITION AGREEMENT

Date: 30th November 2023

between

FDCTECH, INC.

ALCHEMY PRIME HOLDINGS LIMITED

ALCHEMY MARKETS HOLDINGS LIMITED

ALCHEMY PRIME LIMITED

ALCHEMY MARKETS LIMITED

and

the shareholder of ALCHEMY PRIME HOLDINGS LIMITED

This Agreement is dated 30th November 2023.

PARTIES

1.	FDCTECH, INC., a company incorporated in Delaware with company number 5943514, whose address is 200 Spectrum Center Drive, Suite 300, Irvine, CA 92618 (the “Company”);

2.	ALCHEMY PRIME HOLDINGS LIMITED, a company incorporated in England and Wales with company identification number 13561544, whose address is Unit 1 74 Back Church Lane London E1 1LX (“Alchemy Prime Holdings”);

3.	ALCHEMY MARKETS HOLDINGS LIMITED, a company incorporated in the British Virgin Islands whose address is Tortola Pier Park, Building 1, Second Floor, Wickhams Cay 1, Road Town, British Virgin Islands (“Alchemy BVI”);

4.	ALCHEMY PRIME LIMITED, a company incorporated in England and Wales with company number 08698974, whose address is Unit 1 74 Back Church Lane London E1 1LX (“Alchemy UK”);

5.	ALCHEMY MARKETS LIMITED, a company incorporated in Malta with company number C 56519 whose address is 168 St Christopher Street, Valletta, VLT 1467 Malta (“Alchemy Malta”),

together with Alchemy Markets Holdings Limited and Alchemy Prime Limited, the “Alchemy Companies”; and

6.	the sole shareholder of Alchemy Prime Holdings (the “Alchemy Prime Holdings Shareholder”).

RECITAL

A.	Alchemy Prime Holdings owns 49.90% of the shares of Alchemy BVI, which wholly owns Alchemy Malta. .

B.	Alchemy Prime Holdings wholly owns Alchemy UK. Alchemy BVI, Alchemy Malta and Alchemy UK (as noted above) are here known as the Alchemy Companies.

C.	The parties intend that the Alchemy Companies shall be acquired by the Company through an exchange of shares on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

D.	Pursuant to the terms of the Acquisition, Alchemy Prime Holdings shall transfer its shares in Alchemy BVI and Alchemy UK to the Company, and in consideration for such transfer, the Company shall issue 1,800,000 shares of series B convertible stock (the “Series B Convertible Preferred Stock”) in the Company, at a par value (being $0.0001 per share), to the Alchemy Prime Holdings Shareholder.

E.	The Series B Convertible Preferred Stock shall have the rights and preferences as set forth in the Certificate of Designation set forth in Exhibit C (the “Series B Certificate of Designation”). These include but are not limited to (i) aggregate voting rights that shall equal 80% of the total shareholder votes of the Company when voting together with all of the other issued and outstanding shares of the Company (common and preferred) and (ii) conversion rights into common stock of the Company (the “Company Common Shares”) equal to the voting rights of the Series B Convertible Stock.

F.	The directors of Alchemy Prime Holdings and each of the Alchemy Companies have determined that this Agreement and the transactions contemplated hereby are in the best interests of Alchemy Prime Holdings and each of the Alchemy Companies, and their respective shareholders have approved the Acquisition.

G.	The Company’s Shareholders (by way of written consent) has approved this Agreement, the Acquisition, and the transactions contemplated hereby, as necessary, in accordance with the Delaware General Corporations Law (the “DGCL”).

AGREEMENT

In consideration of the mutual covenants and agreements set out below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Consideration” means the Closing Acquisition Consideration.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement.

“Alchemy Intellectual Property” means all Intellectual Property owned or held for use by Alchemy Prime Holdings and/or any of the Alchemy Companies (as the case may be).

“Alchemy IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which Alchemy Prime Holdings and/or any of the Alchemy Companies (as the case may be) is a party, beneficiary or otherwise bound.

“Alchemy IP Registrations” means all Alchemy Intellectual Property that is subject to any issuance, registration, or application by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names, and copyrights, and pending applications for any of the foregoing.

“Alchemy IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Alchemy Prime Holdings and/or any of the Alchemy Companies (as the case may be).

“Ancillary Documents” means any documents executed by the Parties in conjunction with this Agreement.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Delaware are authorized or required by Law to be closed for business.

“Certificate” has the meaning set forth in Section 2.10(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Acquisition Consideration” has the meaning set forth in Section 2.02

“Closing Acquisition Consideration Breakdown” has the meaning set forth in Exhibit A

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Shares” has the meaning set forth in the recitals.

“Company SEC Documents” has the meaning set forth in Section 4.08.

“Consenting Resolution means a consenting resolution of the Alchemy Prime Holdings Shareholder.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Direct Investment” means cash investment for Series A and/or Common Stock of the Company.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“HSR Act” means the amended Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication and with respect to Alchemy Prime Holdings, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Alchemy Prime Holdings on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisional, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (g) all other intellectual or industrial property and proprietary rights.

“Knowledge” means the actual or constructive knowledge of any director or officer after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.04.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Alchemy Companies, or (b) the ability of Alchemy Prime Holdings and the Alchemy Companies to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.06(a).

“Parties or Party” means the parties or any party to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.07(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of Alchemy Prime Holdings for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of Alchemy Prime Holdings for any Pre-Closing Tax Period.

“Regulatory Approvals” means expressly contingent upon obtaining all necessary approvals, consents, and authorizations from the relevant regulatory authorities.

“Real Property” means the real property owned, leased or subleased by Alchemy Prime Holdings, together with all buildings, structures, and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“SEC” has the meaning set forth in Section 4.08.

“Series B Certificate of Designation” has the meaning set forth in the recitals.

“Shareholder Indemnitees” has the meaning set forth in Section 8.02.

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing equal to or more than 50 percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Union” has the meaning set forth in Section 3.13(b).

“Uplist” stock listing from a lower-tiered stock exchange to a more prestigious and higher-tiered exchange. The higher-tiered exchanges, such as the NASDAQ or the New York Stock Exchange (NYSE).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state, local, and foreign laws related to plant closings, relocations, mass layoffs, and employment losses.

“Written Consent” has the meaning set forth in Section 5.04.

ARTICLE II

The Acquisition

Section 2.01. [Intentionally Omitted.]

Section 2.02 Closing Acquisition Consideration. The Company shall on Closing, issue:

(a)	1,800,000 shares of Series B Convertible Preferred Stock to Alchemy Prime Holdings (being wholly-owned by the Alchemy Prime Holdings Shareholder) as the consideration for the Acquisition (the “Closing Acquisition Consideration”), and Alchemy Prime Holdings shall transfer 49.90% shares in Alchemy BVI and 100.00% shares in Alchemy UK to the Company, free and clear of any liens, obligations as described in Exhibit A, titled Closing Acquisition Consideration Breakdown;

(b)	2,500,000 shares of Series A Preferred Stock to the Alchemy Prime Holdings Shareholder in exchange for $2,500,000 direct investment, valued at $1.00 per Series A Preferred share; and

(c)	50,000,000 of Company Common Stock to the Alchemy Prime Holdings Shareholder (pre-split) in exchange for $5,500,000 direct investment, valued at $0.11 per share.

In addition to the Closing Acquisition Consideration, the Company shall (on Closing):

(a)	provision for an option pool available to certain of the Company’s key employees, representing up to 15% of its common stock; and

(b)	resolve to issue to the Alchemy Prime Holdings Shareholder such Series A Preferred Stock so that, depending on the reverse split ratio used by the Company more particularly referred to in Section 7.02(b), the Alchemy Prime Holdings Shareholder shall hold not less than 63.86% of all voting shares in the Company as shall be more particularly described in the relevant resolution of the members of the Company or the minutes of the Company (as the case may be).

Section 2.03 Closing. The closing of the Acquisition (the “Closing”) shall take place at 11:00 a.m., Pacific time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts) or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Regulatory Approvals

(a)	Notwithstanding any other provision in this Agreement, the consummation of the Acquisition contemplated by this Agreement is expressly contingent upon obtaining all necessary approvals, consents, and authorizations from the relevant regulatory authorities (the “Regulatory Approvals”), including those of the Financial Conduct Authority in the United Kingdom and its equivalent in any relevant jurisdiction.

(b)	Each Party shall use its commercially reasonable efforts to obtain promptly, or cause to be obtained, all Regulatory Approvals required to consummate the Agreement. Each Party agrees to cooperate fully with the other Party to execute and deliver such further documents and take such other actions as may reasonably be required to satisfy the conditions set forth in this clause.

(c)	Each Party shall promptly notify the other Party of any communication from any regulatory authority regarding any of the Regulatory Approvals and shall provide the other Party with copies of all correspondence, documents, and written materials submitted to or received from such regulatory authority in connection with the Agreement.

If any of the required Regulatory Approvals are not obtained, or any condition to such approval is not satisfied, and the failure is not cured within a reasonable timeframe for such approvals days after written notice thereof, then any Party may terminate this Agreement without liability to any other Party, except for any breaches of this Agreement that occurred prior to such termination.

Notwithstanding the provisions of this Section 2.04 and subject to the provisions of Article V and Article VII, the Closing of the Acquisition shall be deemed to have taken place on the Closing Date and for all intents and purposes, save where Regulatory Approval is not achieved, the Parties shall not have any rights to terminate this Agreement save as otherwise specifically provided for In this Agreement or under the Law.

Section 2.05 Closing Deliverables.

(a)	At or prior to the Closing, Alchemy Prime Holdings shall deliver to Company the following:

(i)	a certificate, dated the Closing Date and signed by a duly authorized officer of Alchemy Prime Holdings, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(ii)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Alchemy Prime Holdings certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of directors of Alchemy Prime Holdings authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Alchemy Prime Holdings Shareholder approving the Acquisition and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)	a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Alchemy Prime Holdings is organized; and

(iv)	such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)	At Closing, the Company shall deliver to Alchemy Prime Holdings (or the Alchemy Prime Holdings Shareholder or such other Person as may be specified herein) the following:

(i)	unanimous Written Consent of the Company’s Board of Directors authorizing and executing the issuance of the Closing Acquisition Consideration to Alchemy Prime Holdings Shareholder, as the same will be recorded on the records of the Company; and

(ii)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)	a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying the names and signatures of the officers of Company authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder;

(iv)	a copy of the Series B Certificate of Designation as filed with the Secretary of State of the State of Delaware;

(v)	stock certificates (or book entry) for the Alchemy Prime Holdings Shareholder representing the Acquisition Consideration (Company Series B Convertible Stock); and

(vi)	such other documents or instruments as Alchemy Prime Holdings reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.07 Effective Time. Subject to the provisions of this Agreement, the Acquisition shall become effective at the Closing Date or at such later date or time as may be agreed by Alchemy Prime Holdings and Company in writing, if any, and the Closing Date shall, as may be necessary under the laws of Delaware, be considered to be the ‘effective time’.

Section 2.08 Effects of the Acquisition. The Acquisition shall have the effects set forth herein. Without limiting the generality of the foregoing, and subject thereto, from and after the Closing Date, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Alchemy Prime Holdings shall remain in Alchemy Prime Holdings, and all debts, liabilities, obligations, restrictions and duties of each of the Alchemy Companies shall remain the debts, liabilities, obligations, restrictions and duties of the Alchemy Companies.

Section 2.10 Directors and Officers. The Company undertakes that the directors and officers of Alchemy Companies, in each case, immediately prior to the Closing date shall, from and after the Closing Date, be the directors and officers, respectively, of the Alchemy Companies immediately after the Closing Date.

Section 2.12 Surrender and Payment. At Closing Date, the shares held by Alchemy Prime Holdings in the Alchemy Companies shall be transferred to the Company, and Alchemy Prime Holdings shall cease to have any rights as a shareholder of the Alchemy Companies.

Section 2.13 No Further Ownership Rights; Transfer of Share. At the Closing Date, Alchemy Prime Holdings shall have no further rights in the Alchemy Companies, and Alchemy Prime Holdings shall ensure that the corporate books of the Alchemy Companies are amended to reflect the transfer of shares in the Alchemy Companies to the Company.

ARTICLE III
Representations and Warranties of Alchemy Prime Holdings

and the Alchemy Companies

Except as disclosed to the Company (where such disclosure contradicts or otherwise qualifies any representation or warranty set out below) Alchemy Prime Holdings and where specified, each of the Alchemy Companies and the Alchemy Prime Shareholder represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification of Alchemy Prime Holdings. Alchemy Prime Holdings, Alchemy Malta, and each of the Alchemy Companies are duly organized, validly existing, and in good standing under the Laws of England, Malta, and the BVI, respectively, and have full power and authority to carry on their businesses as has been and is currently conducted.

Section 3.02 Authority. Alchemy Prime Holdings and the Alchemy Companies have full power and authority to enter into and perform the obligations under this Agreement and the Ancillary Documents to which they are a party. The execution, delivery, and performance by Alchemy Prime Holdings and the Alchemy Companies of this Agreement and any Ancillary Documents to which they are a party have been duly authorized by all requisite corporate action on the part of Alchemy Prime Holdings and the Alchemy Companies and no other corporate proceedings on the part of Alchemy Prime Holdings or the Alchemy Companies is necessary to authorize the execution, delivery and performance of this Agreement, subject only, to the receipt of Alchemy Prime Holdings Shareholder consent, which is the only vote or consent of the Alchemy Prime Holdings Shareholder required to approve and adopt this Agreement and the Ancillary Documents. This Agreement has been duly executed and delivered by Alchemy Prime Holdings and the Alchemy Companies and (assuming due authorization, execution, and delivery by each other Party hereto) this Agreement constitutes a legal, valid, and binding obligation of Alchemy Prime Holdings and the Alchemy Companies enforceable against Alchemy Prime Holdings and the Alchemy Companies in accordance with its terms. When each Ancillary Document to which Alchemy Prime Holdings and/or the Alchemy companies is or will be a party has been duly executed and delivered by Alchemy Prime Holdings and any of the Alchemy companies (as necessary) (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Alchemy Prime Holdings and the relevant Alchemy Companies enforceable against them in accordance with its terms.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Alchemy Prime Holdings and the Alchemy Companies, and the Ancillary Documents to which they are a party does not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles or other organizational documents of Alchemy Prime Holdings and the Alchemy Companies; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Alchemy Prime Holdings or the Alchemy Companies; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Alchemy Prime Holdings or any of the Alchemy Companies is a party or by which Alchemy Prime Holdings or any of the Alchemy Companies is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Alchemy Prime Holdings any of the Alchemy Companies; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Alchemy Prime Holdings or any of the Alchemy Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Alchemy Prime Holdings or any of the Alchemy Companies in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents, or, where this is a legal requirement, the filing of a Certificate of Acquisition (as necessary) with the Secretary of State of Delaware and such other filings as may be required.

Section 3.04 Undisclosed Liabilities. Each of the Alchemy Companies has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those previously disclosed to the Company, if any.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Other than in the ordinary course of business consistent with past practice or as previously disclosed to the Company, there has not been, with respect to any of the Alchemy Companies, any:

(a)	event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	amendment of the charter, operating agreement, or other organizational documents;

(c)	pledge, transfer, or assignment of any shares of any Alchemy Company;

(d)	material change in any method of accounting or accounting practice, except as required by GAAP or as previously disclosed to the Company;

(e)	material change in cash management practices and the policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)	entry into any Contract that would constitute a Material Contract;

(g)	incurrence, assumption or guarantee of any indebtedness for borrowed money;

(h)	transfer, assignment, sale or other disposition of any assets;

(i)	transfer or assignment of or grant of any license or sublicense under or with respect to any of Alchemy Prime Holdings Intellectual Property or Alchemy Prime Holdings IP Agreements;

(j)	abandonment or lapse of or failure to maintain in full force and effect any of Alchemy Prime Holdings IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in Alchemy Prime Holdings Intellectual Property;

(k)	material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)	any capital investment in, or any loan to, any other Person;

(m)	acceleration, termination, material modification to, or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Alchemy Company is a party or by which they are bound;

(n)	any material capital expenditures;

(o)	imposition of any Encumbrance upon any of properties, capital stock, or assets, tangible or intangible;

(p)	the grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law; any change in terms of employment for any employee or any termination of any employees; or action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)	hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)	adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant, (ii) benefit plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)	any loan to (or forgiveness of any loan to), or entry into any other transaction with the Alchemy Prime Holdings Shareholder, current or former directors, officers, and employees;

(t)	entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)	except for the Acquisition, adoption of any plan of merger or acquisition, consolidation, reorganization, liquidation or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against Alchemy Prime Holdings under any similar Law;

(v)	purchase, lease, or other acquisition of the right to own, use, or lease any property or assets, except for real estate leases and purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)	acquisition by merger or acquisition or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)	action to make, change, or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Company in respect of any Post-Closing Tax Period; or

(y)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.06 Material Contracts. Each Material Contract is valid and binding in accordance with its terms and is in full force and effect. To Alchemy Prime Holdings’ Knowledge, no party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.

Section 3.07 Title to Assets; Real Property.

(a)	Each of the Alchemy Companies has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in their financial statements. Except as otherwise disclosed to the Company, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable;

(ii)	mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iii)	easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Alchemy Companies; or

(iv)	other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

(b)	With respect to owned Real Property, Alchemy Prime Holdings has delivered or made available to the Company true, complete and correct copies of the deeds and other instruments (as recorded) by which the Alchemy Companies acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Alchemy Companies and relating to the Real Property. With respect to leased Real Property, each of the Alchemy Companies has delivered or made available to the Company true, complete and correct copies of any leases affecting the Real Property. Each of the Alchemy Companies is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business of any Alchemy Company does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Alchemy Companies. There are no Actions pending nor, to Alchemy Prime Holdings’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.08 Intellectual Property. Alchemy Prime Holdings has disclosed a correct, current, and complete list of: (i) all Alchemy IP Registrations (ii) all unregistered Trademarks included in Alchemy Intellectual Property; and (iii) all proprietary Software of the Alchemy Companies; and (iv) all other Alchemy Intellectual Property used or held for use in the business of the Alchemy Companies as currently conducted and as proposed to be conducted.

Section 3.09 Accounts Receivable. The accounts receivable of the Alchemy Companies has arisen from bona fide transactions entered into by the Alchemy Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and constitute only valid, undisputed claims of the Alchemy Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.10 Legal Proceedings; Governmental Orders. Except as set forth through disclosures and in due diligence, there are neither pending nor, to Alchemy Prime Holdings’ Knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Alchemy Companies are or may be named as a party by or before any court, governmental or regulatory authority or by any third party that are reasonably likely to have a Material Adverse Effect. The Alchemy Companies are not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Alchemy Companies or any of their properties or assets.

Section 3.11 Compliance with Laws; Permits

(a)	To Alchemy Prime Holdings’ Knowledge, the Alchemy Companies have complied, and are now complying, with all Laws applicable to it or business, properties or assets.

(b)	To Alchemy Prime Holdings’ Knowledge, all Permits required for any of the Alchemy Companies to conduct its business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.13 Employment Matters.

(a)	Alchemy Prime Holdings and each of the Alchemy Companies has provided a true and accurate list of all persons who are employees, independent contractors or consultants of the Alchemy Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Alchemy Companies for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Alchemy Companies with respect to any compensation, commissions, bonuses or fees.

(b)	The Alchemy Companies have not ever been bound by or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not ever been any Union representing or purporting to represent any employee of the Alchemy Companies and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Alchemy Companies or any of its employees. None of the Alchemy Companies has a duty to bargain with any Union.

(c)	To Alchemy Prime Holdings’ Knowledge, Alchemy Prime Holdings and each of the Alchemy Companies has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To Alchemy Prime Holdings’ Knowledge all individuals characterized and treated by the Alchemy Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Alchemy Companies pending, or to Alchemy Prime Holdings’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Alchemy Companies, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

Section 3.14 Taxes.

(a)	To Alchemy Prime Holdings’ Knowledge, all Tax Returns required to be filed on or before the Closing Date by Alchemy Prime Holdings and the Alchemy Companies has been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Alchemy Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)	The Alchemy Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	No claim has been made by any taxing authority in any jurisdiction where any of the Alchemy Companies do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes.

(e)	All deficiencies asserted, or assessments made, against any of the Alchemy Companies as a result of any examinations by any taxing authority have been fully paid.

(f)	Any of the Alchemy Companies is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Alchemy Companies.

(h)	Any of the Alchemy Companies are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(i)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Alchemy Companies.

(j)	Any of the Alchemy Companies will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)	any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)	an instalment sale or open transaction occurring on or prior to the Closing Date;

(iii)	a prepaid amount received on or before the Closing Date;

(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)	any election under Section 108(i) of the Code.

(k)	The Alchemy Companies have not, nor have it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l)	The Alchemy Companies have not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)	The Alchemy Companies are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.15 Books and Records. The minute books and stock record books of each of the Alchemy Companies (if any) have been made available to Company and are complete and correct and have been maintained in accordance with sound business practices.

Section 3.16 Related Party Transactions. Except as disclosed to the Company, no executive officer or director of Alchemy Prime Holdings or the Alchemy Prime Holdings Shareholder (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Alchemy Prime Holdings or any of its assets, rights or properties or has any interest in any property owned by Alchemy Prime Holdings or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Alchemy Prime Holdings or any of the Alchemy Companies.

Section 3.18 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, Alchemy Prime Holdings (including its Shareholders and Affiliates) and the Alchemy Companies have not made and do not make any other express or implied representations or warranties to the Company or its Affiliates.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Alchemy Prime Holdings that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery, and performance by the Company of this Agreement and any Ancillary Document to which they are a party has been duly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto) such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which they are a party including the issuance of the Company’s shares of capital stock as a portion of the Closing Acquisition Consideration, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Company; or (c) require the consent, notice or other action by any Person under any Contract to which the Company is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement and the Ancillary Documents, except for (where required) the filing of the Certificate of Acquisition with the Secretary of State of Delaware or the filing of the Series B Certificate of Designation with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 4.03 [Removed and Reserved]

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 4.05 Sufficiency of Funds. The Company has sufficient capital to consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings Concerning Acquisition. No Actions are pending or, to the Company’s knowledge, threatened against or by the Company or any of their respective Affiliates that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to or serve as a basis for any such Action.

Section 4.07 Capitalization. The authorized capital stock of the Company consists of (a) 500,000,000 shares of Company Common Stock, par value $0.0001 (“Company Common Stock”), of which 333,584,729 are issued and outstanding; (b) 10,000,000 shares of Preferred Stock, par value $0.0001, of which 4,000,000 shares are issued and outstanding. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, validly issued, fully paid, nonassessable, and not issued in violation of the pre-emptive, subscription, or similar rights of any Person.

Section 4.08 Filings. Since September 20, 2018, the Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”), on a timely basis, all reports, schedules, forms, certifications, prospectuses, registration, proxy, and other statements required under the Securities and Exchange Act of 1934, the Securities Act of 1933 and any rules and regulations promulgated thereunder applicable to Company (the “Company SEC Documents”).

Section 4.09 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

Section 4.10 Litigation. Except as disclosed in the Company SEC Documents, there is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any Governmental Order, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 4.11 Compliance; Permits.

(a)	To the Company’s Knowledge, the Company and each of its Subsidiaries has complied, and is now complying with all Laws applicable to it or its business, properties or assets.

(b)	To the Company’s Knowledge, all Permits required for the Company and each of its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Company Permit.

Section 4.12 Independent Investigation. The Company has conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Alchemy Prime Holdings and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Alchemy Prime Holdings, consistent with ARTICLE III above, for such purpose.

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the Closing Date and except as otherwise provided in this Agreement or consented to in writing by Alchemy Prime Holdings (which consent shall not be unreasonably withheld, conditioned or delayed), the Company hereby undertakes to maintain its business consistent with past practice; and use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Alchemy Companies and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders, suppliers, regulators and others having business relationships with the Alchemy Companies. Without limiting the foregoing, from the Closing Date until Regulatory Approval, the Company shall, with regard to each of the Alchemy Companies:

(a)	preserve and maintain all of its Permits;

(b)	pay its debts, Taxes and other obligations when due;

(c)	maintain the properties and assets owned, operated or used by it in the same condition as they were on the Closing Date, subject to reasonable wear and tear;

(d)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)	defend and protect its properties and assets from infringement or usurpation;

(f)	perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)	maintain its books and records in accordance with past practice;

(h)	comply in all material respects with all applicable Laws; and

(i)	not take or permit any action that would cause any of the changes, events or conditions described in Section 3.06 to occur.

Section 5.02 Notice of Certain Events.

(a)	From the Closing Date, each Party shall promptly notify the other Party in writing of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, including any that relates to Regulatory Approval.

(b)	Receipt of information by one Party pursuant to this Section 5.02 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement (including Section 9.01(b)).

Section 5.03 Governmental Approvals and Consents.

(a)	If applicable, each Party shall, as promptly as possible: (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each Party shall use all reasonable best efforts to:

(i)	respond to any enquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)	in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(c)	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.04 Further Assurances. At and after the Closing Date, the officers and directors of the Company, Alchemy Prime Holdings and the Alchemy Companies shall be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do, any other actions and things to vest, perfect or confirm of record or otherwise and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Company as a result of, or in connection with, the Acquisition.

ARTICLE VI

Tax matters

Section 6.01 Tax Covenants.

(a)	Without the prior written consent of the Company, prior to the Closing, Alchemy Prime Holdings, its Representatives and the Alchemy Prime Holdings Shareholder shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or the Alchemy Companies in respect of any Post-Closing Tax Period. Alchemy Prime Holdings agrees that the Company is to have no liability for any Tax resulting from any action of Alchemy Prime Holdings, any of its Representatives or the Alchemy Prime Holdings Shareholder. The Alchemy Prime Holdings Shareholder shall indemnify and hold harmless the Company against any such Tax or reduction of any Tax asset.

(b)	All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Alchemy Prime Holdings when due; and Alchemy Prime Holdings shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon Alchemy Prime Holdings shall be terminated as of the Closing Date. After such date neither Alchemy Prime Holdings nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Alchemy Prime Holdings shall indemnify the Company, and each Company Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.14; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Alchemy Companies for all Pre-Closing Tax Periods; and (d) any and all Taxes of any person imposed on Alchemy Prime Holdings arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, Alchemy Prime Holdings shall reimburse the Company for any Taxes that are the responsibility of Alchemy Prime Holdings pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by the Company.

Section 6.04 Tax Returns. Alchemy Prime Holdings shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by them that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)	in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, which amount will be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)	in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.14 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.07 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

Conditions to Closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party under this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)	this Agreement shall have been duly authorized by the Written Consent of the Alchemy Prime Holdings Shareholder (the “Consenting Resolution).

(b)	the filings of the Company and Alchemy Prime Holdings pursuant to the HSR Act, as required, have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated; and

(c)	no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)	the representations and warranties of Alchemy Prime Holdings and the Alchemy Companies contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)	the Company has approved a reverse split of its common shares at a ratio of either 1-for-10 or 1-for 50 as determined at the discretion of the Board of Directors;

(c)	the Company has approved and filed a Certificate of Designation to authorize 3,000,000 shares of Series B Convertible Preferred Stock that have a conversion ratio of 1 share of Series B Convertible Preferred converting into 100 shares of Company common stock;

(d)	the Company shall (at its option) file a Certificate of Amendment with the Secretary of State of Delaware amending the name of the Company;

(e)	Alchemy Prime Holdings and the Alchemy Companies (as the case may be) has performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(f)	no Action shall have been commenced against the Company, or Alchemy Prime Holdings or the Alchemy Companies which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(g)	at Closing, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(h)	Alchemy Prime Holdings shall have delivered each of the closing deliverables set forth in Section 2.04(a); and

(i)	the Company has amended and restated its bylaws to include provisions which are equivalent to this found in bylaws customarily used by public companies in the United States.

Section 7.03 Conditions to Obligations of Alchemy Prime Holdings and the Alchemy Prime Holdings Shareholder. The obligations of Alchemy Prime Holdings, the Alchemy Companies and the Alchemy Prime Holdings Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a)	the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)	the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c)	the Company’s liabilities shall be limited to those disclosed in the Form 10-Q Report submitted to the SEC for the period concluding on June 30, 2023, and those arising from regular business operations; and

(d)	the Company shall have delivered each of the closing deliverables set forth in Section 2.04(b).

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing for the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified Party to the indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Company. Subject to the other terms and conditions of this ARTICLE VIII, the Company shall indemnify and defend the Alchemy Prime Holdings Shareholder and its Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.03 Indemnification By Alchemy Prime Holdings. Subject to the other terms and conditions of this ARTICLE VIII, Alchemy Prime Holdings shall indemnify and defend the Company and its Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Alchemy Prime Holdings contained in this Agreement or in any certificate or instrument delivered by or on behalf of Alchemy Prime Holdings pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)	any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Alchemy Prime Holdings pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for Section 8.02 shall be subject to the following limitations:

(a)	the Company shall not be liable to Alchemy Prime Holdings’ Shareholders Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $10,000 (the “Basket”), in which event Company shall be required to pay or be liable for all such Losses from the first dollar; and

(b)	Alchemy Prime Holdings shall not be liable to the Company Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds $10,000 (the “Basket”), in which event Company shall be required to pay or be liable for all such Losses from the first dollar.

For the purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Exclusive Remedies. Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.05 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Alchemy Prime Holdings and the Company;

(b)	by the Company by written notice to Alchemy Prime Holdings if:

(i)	the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Alchemy Prime Holdings under this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Alchemy Prime Holdings within fifteen (15) Business Days of Alchemy Prime Holdings’ receipt of written notice of such breach from Company; or

(ii)	any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by December 15th 2023, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)	by Alchemy Prime Holdings by written notice to the Company if:

(i)	Alchemy Prime Holdings is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Company within fifteen (15) Business Days of Company’s receipt of written notice of such breach from Alchemy Prime Holdings ; or

(ii)	any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any such conditions will not be fulfilled by December 15th, 2023, unless such failure shall be due to the failure of Alchemy Prime Holdings to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Company or Alchemy Prime Holdings if there shall be any Law that results in the consummation of this Agreement illegal or otherwise prohibited or any Governmental Authority issues a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	as set forth in this ARTICLE IX and ARTICLE X hereof; and

(b)	that nothing herein shall relieve any Party from liability for any wilful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Each Party to this Agreement shall bear all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	FDCTech, Inc.
200 Spectrum Center Drive, Suite 300
Irvine, CA 92618

Attention:	Mitchell M. Eaglstein
Chief Executive Officer
Mitchell@FDCTech.com

If to Alchemy Prime Holdings or the Alchemy Companies:
Alchemy Prime Holdings Limited
Unit 1, 74 Back Church Lane,
E1 1LX, London, UK

Attention:
Gope S. Kundnani
President

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits, this Agreement shall take precedence.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Company and Alchemy Prime Holdings at any time after the Closing Date and there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals. Any failure of Company or Alchemy Prime Holdings to comply with any obligation, covenant, agreement or condition herein may be waived by Alchemy Prime Holdings (with respect to any failure by the Company) or by the Company (with respect to any failure by Alchemy Prime Holdings), respectively, only by a written instrument signed by the relevant Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

__________________

Signed for and on behalf of FDCTECH, INC.

By: /Mitchell M. Eaglstein/

Mitchell M. Eaglstein, CEO, Chairman, Director

_________________

Signed by GOPE S. KUNDNANI in his capacity as the sole shareholder of ALCHEMY PRIME HOLDINGS LIMITED

By: /Gope S. Kundnani/

Gope S. Kundnani, Shareholder

_________________

Signed by Gope S. Kundnani for and on behalf of ALCHEMY PRIME HOLDINGS LIMITED

By: /Gope S. Kundnani/

Gope S. Kundnani, Director

_________________

Signed by a Duly Authorized director for and on behalf of ALCHEMY MARKETS HOLDINGS LIMITED

By: /Robert Winters/

Robert (Bobby) Winters, Duly Authorized Director

_________________

Signed for and on behalf of ALCHEMY PRIME LIMITED

By: /Patrick Cann/

Patrick Cann, Director

_________________

Signed for and on behalf of ALCHEMY MARKETS LIMITED

By: /Eliav Kordova/

Eliav Kordova, CEO

EXHIBIT A

Closing Acquisition Consideration Breakdown

Series B Issued for Purchase of Alchemy Prime Limited (APL) and Alchemy Markets Holdings Limited (AML)

	Net Financial Assets (Book Value)			Purchase %	Purchase Price ($)	Type of Shares	Price per Shares	# of Shares
	Local Currency	USD ($)
Shares of
APL	£1,118,035	1,360,090	(1)	100.00%	$1,360,090	Series B	$1.41	966,379
AML	€2,255,556	2,351,192	(2)	49.90%	$1,173,245	Series B	$1.41	833,621
Total					$2,533,334			1,800,000

(1) As of June 30, 2022, £1 = $1.2165, Net Assets based on June 30, 2022 audited financial statements

(2) As of November 30, 2022, €1 EUR = $1.042, Net Assets based on November 30, 2022 audited financial statements

EXHIBIT B

Ownership Before and After the Acquisition

A.	Shareholders of Alchemy Markets Holdings Limited. (Alchemy BVI) Before and After the Acquisition

Ownership Structure Before the Acquisition

	Title of	Number of Voting	Percent of
Name and Address	Class	Shares	Class
FDCTech (1)	Voting	501	50.10%
Alchemy Prime Holdings (2)	Voting	499	49.90%
		1,000	100.00%

Ownership Structure After the Acquisition

	Title of	Number of Voting	Percent of
Name and Address	Class	Shares	Class
FDCTech	Voting	1,000	100.00%
		1,000	100.00%

(1) 200 Spectrum Center Drive, Suite 300, Irvine, CA, 92618.

(2) Unit 8, 74 Back Church Lane, London, E1 1LX, England.

B.	Shareholders of Alchemy Prime Limited (Alchemy UK) Before and After the Acquisition

Ownership Structure Before the Acquisition

	Title of	Number of Voting	Percent of
Name and Address	Class	Shares	Class
Alchemy Prime Holdings	Voting	2,000,000	100.00%
		2,000,000	100.00%

Ownership Structure After the Acquisition

	Title of	Number of Voting	Percent of
Name and Address	Class	Shares	Class
FDCTech	Voting	2,000,000	100.00%
		2,000,000	100.00%

C.	Shareholders of FDCTech, Inc. (Parent) After the Acquisition

Common Stock on a fully diluted basis after conversion of Series B Convertible Preferred to Common, Series A Voting, and Common Stock Voting, and assuming 1-for-50 reverse split.

a)	Common Stock Ownership with 100% Conversion of Series B Convertible

Common Stock (Post-Reverse Split)

		Post-Split
Name and Address (1)	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein (2)	Common	615,362	1.41%
Imran Firoz (3)	Common	486,200	1.11%
Brian Platt	Common	20,000	0.05%
Jonathan Baumgart	Common	12,900	0.03%
Gope S. Kundnani (4)	Common	4,000,000	9.16%
FRH Group Corporation (5)	Common	672,000	1.54%
Non-affiliate shareholders	Common	1,865,232	4.27%
Gope S. Kundnani, Series B Preferred Conversion (6)	Common	36,000,000	82.43%
Total		43,671,695	100.00%

Officers and Directors as a group (5 persons) (7)	Common	41,134,462	94.19%

b)	Series A Preferred Ownership, 50 to 1 voting

Series A Preferred

		Post-Split
Name and Address (1)	Title of Class	Number of Shares Beneficially Owned	Percent of Class
Mitch Eaglstein (2)	Preferred	1,500,000	23.08%
Gope S. Kundnani (4)	Preferred	4,000,000	61.54%
FRH Group Corporation (5)	Preferred	1,000,000	15.38%
Total		6,500,000	100.00%

Series A Preferred Voting		325,000,000	88.15%

c)	Total Voting Percentages on a fully diluted basis

Voting Shares

		Post-Split
	Title of	Number of Voting	Percent of
Name and Address(1)	Class	Shares	Class
Mitch Eaglstein (2)	Voting	75,615,362	20.51%
Gope S. Kundnani (4)	Voting	240,000,000	65.10%
Felix R. Hong (5)	Voting	50,672,000	13.74%
Others	Voting	2,384,332	0.65%
		368,671,695	100.00%

Note:

(1) 200 Spectrum Center Drive, Suite 300, Irvine, CA, 92618.
(2) Mitchell Eaglstein, Co-Founder, CEO, Director.
(3) Imran Firoz, Co-Founder, CFO, Director.
(4) Gope S. Kundnani, Director, owns shares personally and through Alchemy Prime Holdings Limited.
(5) Felix R. Hong owns one hundred percent of FRH Group Corporation.
(6) 1,800,000 Series B converted to common stock as defined in 2 (d).
(7) Mitchell Eaglstein, Imran Firoz, Brian Platt, Jonathan Baumgart, and Gope S. Kundnani.

EXHIBIT C

Series B Certificate of Designation

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

FDCTECH, INC.

Pursuant to Delaware General Corporation Law

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of FDCTech, Inc., a Delaware corporation (the “Corporation”), pursuant to authority granted to the Board of Directors under the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”):

FDCTECH, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby authorizes the issuance of and fixes the designations, powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions of, a series of preferred stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority invested in the Board of Directors by the Certificate of Incorporation and out of the Corporation’s preferred stock, $0.0001 par value per share (the “Preferred Stock”) authorized therein, 3,000,000 shares of the Preferred Stock be, and hereby are, created and designated as “Series B Convertible Preferred Stock,” and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series B Convertible Preferred Stock, and the qualifications, limitations, and restrictions of such shares (this “Certificate of Designations”), are as follows:

1. Designation and Amount. The shares of such series shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be 3,000,000.

2. Dividends. The holders of shares of Series B Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Voting.

(a) Each issued and outstanding share of Series B Preferred Stock shall be entitled to have one (1) vote per share at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law and the provisions of Section 4(b) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The vote or consent of the holders of a majority of the outstanding Series B Preferred stock shall be required for (i) matters that by law require the approval of the outstanding shares of the respective class; (ii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred Stock which result in a material adverse effect to the Series B Preferred Stock; (iii) an increase in the aggregate authorized number of shares of the Series B Preferred Stock; (iv) any action that reclassifies any outstanding shares into shares having priority as to dividends or assets senior to the Series B Preferred Stock or (v) any amendment of the Corporation’s Articles of Incorporation that materially and adversely affects the rights of the Series B Preferred Stock.

4. Conversion of Series B Convertible Preferred Stock. The Holders of Series B Convertible Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series B Convertible Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one hundred (100) shares of Common Stock (the “Conversion Rate”) for every one (1) share of Series B Convertible Preferred Stock, subject to adjustment as provided in Section 4 of this Designation.

(b) Notwithstanding the foregoing, no conversion of Series B Convertible Preferred Stock into Common Stock shall occur unless the Corporation has sufficient authorized but unissued shares of Common Stock available to accommodate the full conversion. If at any time the Corporation does not have a sufficient number of authorized but unissued shares of Common Stock to accommodate the conversion of all outstanding Series B Convertible Preferred Stock, the Corporation shall take all necessary actions, including seeking shareholder approval, to increase its authorized shares of Common Stock to an amount sufficient to allow the conversion of all outstanding Series B Convertible Preferred Stock into Common Stock.

(c) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series B Convertible Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instruments of assignment and, if so, the form of such endorsement or power or other instruments of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series B Convertible Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series B Convertible Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series B Convertible Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(d) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series B Convertible Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Convertible Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such Holder.

(e) Reservation of Stock. The Corporation shall at all times when any shares of Series B Preferred Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(f) Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity, then in each instance the Conversion Rate shall not be adjusted, and such number of shares issued upon conversion of one share of Series B Convertible Preferred Stock will equal the number of shares of Common Stock that would have previously been issued but for such Event (e.g. if the Company performs a 20:1 reverse stock split of its common stock the conversion ratio of the Series B Preferred would remain a 100 shares for 1 share as is currently stated in Section 4(a)).

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to Section 4 of this Designation, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series B Convertible Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series B Convertible Preferred Stock.

(h) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on the conversion of shares of Series B Convertible Preferred Stock.

5. Liquidation Preference.

(a) In the Event of any dissolution, liquidation, or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series B Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidation, or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

6. Rule 144. The Preferred Stock, and the Common Stock issued upon conversion of the Preferred Stock, which bear restrictive legends as a result of the manner in which they were issued by the Company, generally may be sold in the public market (in the absence of registration) only if the sale is made in compliance with Rule 144 under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated with those of others) who has beneficially owned “restricted” shares for at least one year, and a person who is deemed to be an “affiliate” of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding such sale. Non-affiliates who have held their shares for at least six months are entitled to sell their shares under Rule 144 without regard to volume limitations. The Preferred Stock and the underlying Common Stock bearing restrictive legends should satisfy the six month holding period required by Rule 144, from time to time, commencing six months year from the date of purchase of the Preferred Stock.

7. Legend. Each certificate evidencing the Series B Preferred Stock shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

8. Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

9. Amendments. No provision of this Certificate of Designations of the terms of the Series B Preferred Stock may be amended, modified, or waived without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock.

10. Status of Acquired Shares. Shares of Series B Preferred Stock received upon conversion pursuant to Section 4 or otherwise acquired by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without Designation as to class, and may thereafter be issued, but not as shares of Series B Preferred Stock.

11. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences, or other special rights other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, FDCTech, Inc. has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President this 30th day of November, 2023.

FDCTECH, INC.

By:	Mitchell Eaglstein
Mitchell Eaglstein
Its:	President